SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:		ONLINE RESOURCES & COMMUNICATON CORP
			CENTRAL INDEX KEY:			0000888953
		STANDARD INDUSTRIAL CLASSIFICATION:	7389
		IRS NUMBER:					521623052
		STATE OF INCORPORATION:			DE

	FILING VALUES:
		FORM TYPE:			SC 13G
		SEC ACT:			34
		SEC FILE NUMBER:		005-56437
		FILM NUMBER:			758820

	BUSINESS ADDRESS:
		STREET 1:			7600 COLSHIRE DRIVE
		CITY:				MCLEAN
		STATE:				VA
		ZIP:				22102

	MAIL ADDRESS:
		STREET 1:			7600 COLSHIRE DRIVE
		CITY:				MACLEAN
		STATE:				VA
		ZIP:				22102

FILED BY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:		BRUCE BENT ASSOCIATES, INC.
		CENTRAL INDEX KEY:				0001077567
		STANDARD INDUSTRIAL CLASSIFICATION:	   []
		IRS NUMBER:					13-3247330
		STATE OF INCORPORATION:			NY
		FISCAL YEAR END:				1231

	FILING VALUES:
		FORM TYPE:			SC 13G

	BUSINESS ADDRESS:
		STREET 1:			950 THIRD AVENUE
		CITY:				NEW YORK
		STATE:				NY
		ZIP:				10022-2705
		BUSINESS PHONE:		2127526255









UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G

(Under the Securities Exchange Act of 1934)
(Amendment No.)*

ONLINE RESOURCES & COMMUNICATIONS CORPORATION
-----------------------------------------------------------------------------
(Name of Issuer)

COMMON STOCK
-------------------------------------------------------------
(Title of Class of Securities)

68273G101
------------------------------
(Cusip Number)

December 31, 2000
______________________________________________
(Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[X]    Rule 13-d     (b)
[ ]      Rule 13-d     (c)
[ ]      Rule 13-d     (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all
other provisions of the Act   (however, see the Notes.)

[Continued on the following page (s)]
Page 1  of  4  Pages










CUSIP No.	056032105			Page 2 of 4 Pages
- -----------------------------------------------------
1.                          Name of reporting person
S.S. or I.R.S. identification no. of  the above person

Bruce Bent Associates, Inc.
13-3247330
- -------------------------------------------------------
2. Check the appropriate box if a member of a group
(a) (     )
(b) ( X )
- -------------------------------------------------------
3. SEC use only

- -----------------------------------------------------
4. Citizenship or place of organization
Massachusetts

- ----------------------------------------------------
Number of shares beneficially owned by each reporting person with:

5. Sole Voting Power

792,300
--------------------------------

6. Shared Voting Power

0
---------------------------------

7. Sole Dispositive Power

792,300
----------------------------------

8. Shared Dispositive Power

0

-       --------------------------------------------
9. Aggregate amount beneficially owned by each reporting person

792,300
-      ---------------------------------------------
10.check if the aggregate amount in row (9) excludes certain shares*

No
- -------------------------------------------------
11.  Percent of class represented by amount in row 9

6.8295%
- -------------------------------------------------
12.                      Type of  Reporting person

IA

Page   3  of   4  Pages 						Cusip #:  68273G101


SCHEDULE  13G

ITEM 1 (A):   NAME OF ISSUER:

	ONLINE RESOURCES & COMMUNICATIONS CORPORATION

 1B:	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

7600 COLSHIRE DRIVE
MCCLEAN, VIRGINIA  22102

ITEM 2(A):	NAME OF PERSON FILING:

	Bruce Bent Associates, Inc.
ITEM 2(B):	ADDRESS OF PRINCIPAL BUSINESS OFFICE:

	950 Third Avenue
	New York, New York  10022-2705

ITEM 2(C)	CITIZENSHIP:

	See Item 4 of Cover Page

ITEM 2(D):	TITLE OF CLASS OF SECURITIES:

	See Cover Page

ITEM 2(E)	CUSIP NUMBER

	See Cover Page

ITEM 3:		TYPE OF REPORTING PERSON:

If this statement is filed pursuant to sections 240.13d-1 (b) or 240.13d-2 (b) or (c), check whether the filing person is a:

(e)    [X]    An investment adviser in accordance with
	   Section 240.13d-1  (b)  (1)  (ii)  (E)

ITEM 4: 	OWNERSHIP:
:
(a)	AMOUNT BENEFICIALLY OWNED:   Bruce Bent Associates, Inc.,
 in its capacity as investment advisor, may be deemed the beneficial owner of 792,300 shares of common stock of the Issuer which are owned by investment advisory client (s).

(b)	PRCENT OF CLASS:    6.8295%

(c)	 For information on voting and dispositive power with respect to the
	above listed shares, see Items 5 - 8 of Cover Page.



Page   4  of   4  Pages						Cusip #:68273G101

ITEM 5:		OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not Applicable

ITEM 6:		OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable

ITEM 7:		IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
		ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
		COMPANY:

Not Applicable

ITEM 8:		INDENTIFICATION AND CLASSIFICATIONS OF MEMBERS OF THE GROUP:

Not Applicable

ITEM 9:		NOTICE OF DISSOLUTION OF GROUP:

			Not Applicable

ITEM 10:	CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that information set forth in this statement is true, complete and correct.

		Date:   January 30, 2001

		Signature:   --//Bruce D. Bent//--
		Name and Title:  BRUCE D. BENT
				PRESIDENT